Exhibit 99.1

Nemaura To Prepare for Launch of sugarBEAT® CGM In the U.S. Following FDA Feedback

March 18, 2020, LOUGHBOROUGH, England--(BUSINESS WIRE)-- Nemaura Medical Inc. (NASDAQ: NMRD) (“Nemaura” or the “Company”), a medical technology company focused on developing micro-systems-based wearable diagnostic devices and currently commercializing sugarBEAT®, its non-invasive and flexible continuous glucose monitor (“CGM”), together with BEAT®diabetes, a planned health subscription service designed to help people with Type 2 diabetes and pre-diabetes through personalized lifestyle coaching, announced it is preparing for the launch of sugarBEAT® in the U.S. under the wellness category following recent feedback from the U.S. Food and Drug Administration (the “FDA”). The Company is prioritizing launch plans in the U.S. and is considering various options to expedite the launch, including potential partnering in continuation of its on-going discussions with multi-national companies.

“Under the FDA’s wellness category, the Company intends to make sugarBEAT® available to any adult wishing to be empowered with knowledge of how different lifestyle, dietary and health and wellbeing factors impact their sugar levels and is potentially appropriate to the pre-diabetic and diabetic market. This gives us access into the US market, which we believe is the world’s largest diabetic market by value. As sugarBEAT® is adopted, we believe we will have the benefit of gathering data on a large scale, and from a diverse patient demographic, that we believe has never previously been achieved using CGM. Nemaura intends to use this data to develop artificial intelligence-based predictive algorithms that in the future potentially enable us to open up a number of new opportunities for the prevention and management of diabetes in an affordable and scalable manner. To the best of our knowledge, no other CGM has yet been allowed under the wellness category by the FDA, and this is one of the most important milestones for us thus far,” stated Dr. Faz Chowdhury, Nemaura’s CEO.

The FDA general wellness category use is defined as: (1) An intended use that relates to maintaining or encouraging a general state of health or a healthy activity, or (2) an intended use that relates the role of healthy lifestyle with helping to reduce the risk or impact of certain chronic diseases or disease conditions and where it is well understood and accepted that healthy lifestyle choices may play an important role in health outcomes for the disease or condition.

The first phase of the commercial launch of sugarBEAT® began in the U.K. after the Company received CE Mark approval in 2019. In this initial phase, devices were supplied to a limited cohort of users while the Company focused on scaling up its manufacturing operations. The U.K. licensee of sugarBEAT®, DB Ethitronix, is currently in the process finalizing the launch of online sales of sugarBEAT®.

The Company is also currently planning a user study comparing sugarBEAT® directly against a highly successful major incumbent CGM sensor, with the goal of positioning sugarBEAT® as a non-invasive, daily/flexible, cost-effective alternative to traditional, expensive and invasive CGM.

The total global addressable market for CGM is estimated at $82.0 billion per annum, consisting of $12.7 billion for Type 1 insulin users (5% of diabetics), $38.0 billion for Type 2 insulin users (15% of diabetics) and $31.4 billion for Type 2 non-insulin users (80% of diabetics) . These numbers exclude the pre-diabetes population, which is estimated at nearly three times as large as the diabetes population.

About Nemaura Medical, Inc.:

Nemaura Medical Inc. (NMRD) is a medical technology company developing micro- systems-based wearable diagnostic devices and currently commercializing sugarBEAT® and BEAT®diabetes. sugarBEAT® is a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which help people with diabetes and pre-diabetes to better manage, reverse and prevent the onset of diabetes. BEAT®diabetes is a planned health subscription service providing 1-on-1 lifestyle coaching and behavior change recommendations driven by personalized data provided by sugarBEAT®. People with diabetes who take insulin can also adjunctively use sugarBEAT® for insulin dosage purposes when calibrated by a finger stick reading.

For more information visit: www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of sugarBEAT® in the US, risks related to regulatory approvals and the success of Nemaura’s ongoing studies, including the safety and efficacy of Nemaura’s sugarBEAT® system, the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura and its partners’ ability to develop, market and sell sugarBEAT®, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to sugarBEAT®. There can be no assurance that the company will be able to reach a part of or any of the global market for CGM with its products/services. The FDA reserves the right to re-evaluate their decision that sugarBEAT qualifies under the wellness category should it become aware of any skin irritation or other adverse events from the device, as well as any misuse impacting patient safety. These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

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